PRESS RELEASE
FOR IMMEDIATE RELEASE

Capital Bancorp Reports Results for the First Quarter of 2019
Rockville, Maryland, April 24, 2019 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $3.3 million, or $0.24 per diluted share, for the first quarter of 2019. By comparison, net income was $3.0 million, or $0.25 per diluted share, for the first quarter of 2018. Return on average assets was 1.22% and return on average equity was 11.39% for the first quarter of 2019. For the comparable period in 2018, the return on average assets was 1.19% and the return on average equity was 14.86%.
2019 First Quarter Highlights

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Strong Quality Earnings - Net income for the first quarter of 2019 increased 11.0% to $3.3 million compared to $3.0 million for the first quarter of 2018. Reflecting the increase in shares issued in 2018 for the initial public offering, diluted earnings per share for the three months ended March 31, 2019 was $0.24, compared to $0.25 per share for the three months ended March 31, 2018. Weighted average common shares outstanding for the diluted earnings per share calculations were $13.9 million and $12.0 million for the three months ended March 31, 2019 and 2018, respectively.

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Improving Net Interest Margin excluding credit cards - Excluding credit card loans, the net interest margin increased for the three months ended March 31, 2019 to 4.30% from 4.28% in the prior quarter and increased from 4.25% in the same quarter in the prior year. Overall, the net interest margin remained steady at 5.46% for the first quarter of 2019 compared to the fourth quarter of 2018, declining from the 5.79% posted in the year earlier period.

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Continued Loan Growth - For the quarter ending March 31, 2019, total loans increased 12.0% to $1.0 billion compared to $900.0 million at March 31, 2018. The growth was muted in the most recent quarter despite strong new production, and was offset by seasonality and higher than typical loan payoffs and paydowns. During the quarter, management chose to use the opportunity to maintain pricing and credit discipline, allowing several credit relationships to leave the bank in the face underwriting concessions that did not measure up to our high standards.

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Record Credit Card Issuances - OpenSky® credit card issuances, which are seasonally higher in the first quarter, exceeded our expectations and set a quarterly high. During the quarter, new card accounts opened totaled 35 thousand compared to 30 thousand in the year earlier period. Card balances, which naturally lag new card production seasonally decreased $2.3 million in the first quarter from year end. With our record new accounts opened during the quarter, active customer accounts increased by approximately 29,000, or 18%, from March 31, 2018 to March 31, 2019, taking advantage of our enhanced customer application and improved mobile servicing functionality.

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Strong Core Deposit Growth and Deposit Re-mix - The Company continues to execute on it's strategic initiative to improve the deposit portfolio mix from wholesale time deposits to noninterest bearing deposits. Accordingly, during first quarter of 2019, noninterest bearing deposits increased by $20.0 million, or 33.0% annualized, to $262.2 million compared to $242.3 million at December 31, 2018. For the three months ended March 31, 2019, average noninterest bearing deposits increased 17.6% to $233.4 million, compared to $198.4 million for the three months ended March 31, 2018. Total deposits increased 7.9% to $967.7 million at March 31, 2019, compared to $897.2 million at March 31, 2018.

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Profitable Mortgage Business - Capital Bank Home Loans ("CBHL"), formerly Church Street Mortgage, the Bank's residential mortgage banking division, continued to contribute to the Company's results of operations for the quarter with both higher origination volumes and higher margins from the previous quarter.

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Strong Asset Quality - Asset quality measures remain sound. Non-performing assets as a percentage of total assets increased to 0.63% at March 31, 2019, compared to 0.39% at March 31, 2018. The increase is attributable to a single borrower relationship totaling $2.1 million that is well secured, on which no impairment is expected. As such, there have been no losses related to the increase in non-performing assets. Net charge-offs for the three months ended March 31, 2019 were $81 thousand, a decrease from $391 thousand for the three months ended March 31, 2018.

"In the first quarter, we experienced better than expected results in both our mortgage and credit card divisions that are a testament to the hard work being undertaken over the last several quarters,” said Ed Barry, CEO of Capital Bancorp.  “Our existing and new commercial lending and deposits sales teams continue to ramp up and show promise, enabling us to focus on disciplined growth and high quality relationships that fit our compelling value proposition.  Efforts to increase the quality of both our loan and deposit portfolios will hopefully provide added protection given the challenging market conditions.”

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended		1st Quarter
	March 31,		2019 - 2018
(in thousands except per share data)	2019	2018	% Change
Earnings Summary
Interest income	$18,318	$16,664	9.9%
Interest expense	3,574	2,279	56.8%
Net interest income	14,744	14,385	2.5%
Provision for loan losses	121	515	(76.5)%
Noninterest income	4,092	4,078	0.3%
Noninterest expense	14,330	13,600	5.4%
Income before income taxes	4,385	4,348	0.9%
Income tax expense	1,066	1,358	(21.5)%
Net income	$3,319	$2,990	11.0%

Weighted average common shares - Basic(1)	13,702	11,564	18.5%
Weighted average common shares - Diluted(1)	13,878	11,966	16.0%
Earnings - Basic(1)	$0.24	$0.26	(7.7)%
Earnings - Diluted(1)	$0.24	$0.25	(4.0)%
Return on average assets	1.22%	1.19%	2.5%
Return on average equity	11.39%	14.86%	(23.4)%
(1) Gives effect to a four-for-one common stock split completed effective August 15, 2018.

	Quarter Ended		1st Quarter	Quarter Ended
	March 31,		2019 vs. 2018	December 31,	September 30,	June 30,
(in thousands except per share data)	2019	2018	% Change	2018	2018	2018
Balance Sheet Highlights
Assets	$1,123,752	$1,017,613	10.4%	$1,105,058	$1,072,905	$1,067,786
Investment securities	46,080	51,706	(10.9)%	46,932	48,067	49,799
Mortgage loans held for sale	21,630	17,353	24.6%	18,526	21,373	21,370
Loans	1,007,928	900,033	12.0%	1,000,268	955,412	920,783
Allowance for loan losses	11,347	10,157	11.7%	11,308	10,892	10,447
Deposits	967,722	897,153	7.9%	955,240	911,116	938,364
Borrowings and repurchase agreements	3,010	12,071	(75.1)%	7,332	28,239	14,445
Subordinated debentures	15,401	15,369	0.2%	15,393	15,386	15,378
Total stockholders' equity	118,550	83,366	42.2%	114,564	106,657	86,994
Tangible common equity	118,550	83,366	42.2%	114,564	106,657	86,994

Common shares outstanding	13,713	11,595	18.3%	13,672	13,191	11,661
Tangible book value per share	$8.65	$7.19	20.3%	$8.38	$8.09	$7.46

Operating Results
Net interest margin decreased 33 basis points to 5.46% for the three months ended March 31, 2019 from 5.79% for the three months ended March 31, 2018, due in part to reduced late fees from credit cards. In the prior year period, the net interest margin was impacted following the credit card processing system conversion in late 2017. As a result of the conversion, in the fourth quarter of 2017, the Company accrued for late fee and interest charge-offs that were delayed from the fourth quarter of 2017 into the first quarter of 2018, thereby reducing the overall impact in the first quarter of 2018. For the three months ended March 31, 2019, our average interest-earning assets had increased by $88.2 million, compared to the three months ended March 31, 2018, while the average yield on our interest-earning assets increased by 7 basis points. In comparison, our average interest-bearing liabilities increased $17.1 million from the first quarter of 2018 to the first quarter of 2019, with the respective average rate increasing by 68 basis points. As a result, net interest income increased $359 thousand, or 2.5%, to $14.7 million for the three months ended March 31, 2019 compared to the same period in 2018.
During the three months ended March 31, 2019, we recorded a provision for loan losses of $121 thousand on net charge-offs for the first quarter of 2019 of $81 thousand, or 0.03% of average loans, annualized. During the three months ended March 31, 2018, our provision for loan losses was $515 thousand, as net charge-offs for the first quarter of 2018 were $391 thousand, or 0.17% of average loans, annualized. Our allowance for loan losses was $11.3 million, or 1.13% of loans, at March 31, 2019, which provided approximately 163% coverage of nonperforming assets at such date, compared to $10.2 million, or 1.13% of loans, and approximately 274% coverage of nonperforming assets at March 31, 2018.
Noninterest income remained steady at $4.1 million for the three months ended March 31, 2019 and 2018, respectively. Noninterest expense was $14.3 million and $13.6 million for the three months ended March 31, 2019 and 2018, respectively. The increase in noninterest expense was driven primarily by increases in salaries and benefits; professional fees, primarily legal and accounting fees; and other operating expenses, which included a $200 thousand litigation settlement.
Income tax expense was $1.1 million for the three months ended March 31, 2019, as compared to $1.4 million for the same period in 2018, due to overall lower blended state and federal income tax rates.
Financial Condition
Total assets at March 31, 2019 were $1.1 billion, up 10.4% as compared to $1.0 billion at March 31, 2018. Gross loans were $1.0 billion, excluding mortgage loans held for sale, as of March 31, 2019, compared to $900.0 million at March 31, 2018, an increase of 12.0%. Deposits were $967.7 million at March 31, 2019, an increase of 7.9%, as compared to $897.2 million at March 31, 2018.
Nonperforming assets were $7.1 million, or 0.63% of total assets, as of March 31, 2019. Comparatively, nonperforming assets were $4.0 million, or 0.39% of total assets, at March 31, 2018. Of the $7.1 million in total nonperforming assets as of March 31, 2019, nonperforming loans represented $7.0 million, including troubled debt restructurings of $284 thousand, and one borrower relationship totaling $2.1 million that is well secured, on which no impairment is expected. Also included in nonperforming assets for the current quarter was other real estate owned which totaled $149 thousand.
Stockholders’ equity totaled $118.6 million as of March 31, 2019, compared to $83.4 million at March 31, 2018. The increase was due to increased earnings and net proceeds from the Company's initial public offering on September 28, 2018, including the exercise in full by the underwriters of their option to purchase additional shares, of approximately $19.8 million. As of March 31, 2019, the Bank's capital ratios continue to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended March 31,
(in thousands)	2019	2018
Interest income
Loans, including fees	$17,844	$16,268
Investment securities available for sale	259	239
Federal funds sold and other	215	157
Total interest income	18,318	16,664
Interest expense
Deposits	3,243	1,950
Borrowed funds	331	329
Total interest expense	3,574	2,279
Net interest income	14,744	14,385
Provision for loan losses	121	515
Net interest income after provision for loan losses	14,623	13,870
Noninterest income
Service charges on deposits	98	125
Credit card fees	1,492	1,456
Mortgage banking revenue	2,376	2,429
Loss on sale of investment securities available for sale	—	(3)
Other fees and charges	126	71
Total noninterest income	4,092	4,078
Noninterest expenses
Salaries and employee benefits	6,787	6,301
Occupancy and equipment	1,094	1,083
Professional fees	619	374
Data processing	3,313	3,683
Advertising	443	423
Loan processing	305	261
Other real estate expenses, net	22	24
Other operating	1,747	1,451
Total noninterest expenses	14,330	13,600
Income before income taxes	4,385	4,348
Income tax expense	1,066	1,358
Net income	$3,319	$2,990

Consolidated Balance Sheets	(unaudited)
(in thousands)	March 31, 2019	December 31, 2018
Assets
Cash and due from banks	$11,611	$10,431
Interest bearing deposits at other financial institutions	25,815	22,007
Federal funds sold	925	2,285
Total cash and cash equivalents	38,351	34,723
Investment securities available for sale	46,080	46,932
Restricted investments	2,484	2,503
Loans held for sale	21,630	18,526
Loans, net of allowance for loan losses	996,581	988,960
Premises and equipment, net	7,735	2,975
Accrued interest receivable	4,523	4,462
Deferred income taxes	3,612	3,654
Foreclosed real estate	149	142
Prepaid income taxes	86	90
Other assets	2,521	2,091
Total assets	$1,123,752	$1,105,058

Liabilities
Deposits
Noninterest bearing	$262,235	$242,259
Interest bearing	705,487	712,981
Total deposits	967,722	955,240
Securities sold under agreements to repurchase	3,010	3,332
Federal funds purchased	—	2,000
Federal Home Loan Bank advances	—	2,000
Other borrowed funds	15,401	15,393
Accrued interest payable	1,970	1,565
Other liabilities	17,099	10,964
Total liabilities	1,005,202	990,494

Stockholders' equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding at March 31, 2019 and December 31, 2018	—	—
Common stock, $.01 par value; 49,000,000 shares authorized: 13,712,565 and 13,672,479 issued and outstanding at March 31, 2019 and December 31, 2018, respectively	137	137
Additional paid-in capital	49,825	49,321
Retained earnings	68,918	65,701
Accumulated other comprehensive loss	(330)	(595)
Total stockholders' equity	118,550	114,564
Total liabilities and stockholders' equity	$1,123,752	$1,105,058

The following table shows the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended March 31,
	2019			2018
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$31,145	$164	2.13%	$42,151	$119	1.14%
Federal funds sold	1,624	1	0.21%	1,808	6	1.42%
Restricted stock	2,739	50	7.47%	2,565	32	5.13%
Investment securities	46,512	259	2.26%	53,108	239	1.82%
Loans(2)(3)(4)	1,013,790	17,844	7.14%	907,999	16,268	7.27%
Total interest earning assets	1,095,810	18,318	6.78%	1,007,631	16,664	6.71%
Noninterest earning assets	12,162			8,286
Total assets	$1,107,972			$1,015,917
Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$718,821	3,243	1.83%	$695,339	1,950	1.14%
Borrowed funds	25,918	331	5.18%	32,286	329	4.13%
Total interest bearing liabilities	744,739	3,574	1.95%	727,625	2,279	1.27%
Noninterest bearing liabilities:
Noninterest bearing liabilities	11,689			8,280
Noninterest bearing deposits	233,379			198,393
Stockholders’ equity	118,165			81,619
Total liabilities and stockholders’ equity	$1,107,972			$1,015,917

Net interest spread(5)			4.83%			5.44%
Net interest income		$14,744			$14,385
Net interest margin(6)			5.46%			5.79%
Net interest margin excluding credit card portfolio			4.30%			4.25%
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(1)	Annualized.

(2)	Includes loans held for sale.

(3)	Includes nonaccrual loans.

(4)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(5)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(6)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Earnings:
Net income	$3,319	$3,486	$3,147	$3,144	$2,990
Earnings per common share, diluted(1)	0.24	0.25	0.26	0.26	0.25
Net interest margin	5.46%	5.46%	5.56%	5.49%	5.79%
Net interest margin excluding credit card portfolio	4.30%	4.28%	4.26%	4.25%	4.25%
Return on average assets(1)	1.22%	1.27%	1.19%	1.22%	1.19%
Return on average equity(1)	11.39%	12.26%	13.69%	14.77%	14.86%
Efficiency ratio	76.08%	71.34%	74.20%	73.64%	73.66%

Balance Sheet:
Loans	$1,007,928	$1,000,268	$955,412	$920,783	$900,033
Deposits	967,722	955,240	911,116	938,364	897,153
Total assets	1,123,752	1,105,058	1,072,905	1,067,786	1,017,613

Asset Quality Ratios:
Nonperforming assets to total assets	0.63%	0.44%	0.42%	0.35%	0.39%
Nonperforming loans to total loans	0.69%	0.47%	0.44%	0.35%	0.41%
Net charge-offs to average loans (YTD annualized)	0.03%	0.09%	0.11%	0.16%	0.17%
Allowance for loan losses to total loans	1.13%	1.13%	1.14%	1.13%	1.13%
Allowance for loan losses to non-performing loans	162.52%	241.72%	257.83%	320.78%	273.66%

Bank Capital Ratios:
Total risk based capital ratio	12.23%	12.25%	12.36%	12.34%	12.30%
Tier 1 risk based capital ratio	10.98%	11.00%	11.11%	11.09%	11.05%
Leverage ratio	9.05%	9.06%	9.03%	8.91%	8.83%
Common equity Tier 1 ratio	10.98%	11.00%	11.11%	11.09%	11.05%
Tangible common equity	10.55%	8.89%	8.72%	8.58%	8.78%

Composition of Loans:
Residential real estate	$424,919	$407,844	$388,141	$366,465	$354,818
Commercial real estate	274,332	278,691	276,726	271,800	269,357
Construction real estate	157,338	157,586	144,012	149,192	150,820
Commercial and industrial	120,191	122,264	113,473	101,752	96,927
Credit card	32,358	34,673	33,821	32,522	28,757
Other	1,195	1,202	1,270	1,244	1,149

Mortgage Metrics (CBHL only):
Origination of loans held for sale	$74,128	$70,826	$81,665	$95,570	$87,279
Proceeds from loans held for sale, net of gains	71,693	73,883	81,029	92,195	96,048
Gain on sale of loans	2,375	2,097	2,451	2,500	2,428
Purchase volume as a % of originations	78.42%	86.72%	92.72%	85.09%	55.41%
Gain on sale as a % of loans sold	3.31%	2.84%	3.02%	2.71%	2.53%

Credit Card Portfolio Metrics:
Total active customer accounts	187,423	169,981	170,160	166,661	158,362
Total loans	$32,358	$34,673	$33,821	$32,522	$28,757
Total deposits at the Bank	$65,808	$59,954	$59,978	$58,951	$56,333
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(1)	Annualized.

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the eighth largest bank headquartered in Maryland. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $1.1 billion at March 31, 2019 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com